EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 7th day of February 2012 by and between Linda Chang (the “Executive”) and PharmAthene, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to accept continued employment with the Company subject to the terms and conditions herein agreed upon:

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

1.	Employment; Term. The Executive commenced employment with the Company November 7, 2011. The Company hereby agrees to continue to employ the Executive and the Executive hereby accepts continued employment with the Company upon the terms and conditions hereinafter set forth for the period commencing on February 7, 2012 (the “Effective Date”) and ending on November 7, 2012 (the “Initial End Date”), with the term of this Agreement automatically extending for an additional year on each anniversary of the Initial End Date unless written notice of non-extension is provided by either party to the other party at least 90 days prior to such anniversary. The period of the Executive’s employment under this Agreement, as it may be terminated or extended from time to time as provided herein is referred to as the “Employment Period.”

2.	Position and Duties.

a.	Position and Duties Generally; Insurance Coverage. The Executive shall continue to be employed by the Company in the position of Senior Vice President, Chief Financial Officer and shall faithfully render such executive, managerial, administrative and other services as are customarily associated with and incident to such position and as the Company may from time to time reasonably require consistent with such position. The Executive shall report to the CEO and President, Eric I. Richman (or his designee, only to the extent as Chief Financial Officer of the Company, Executive is legally permitted to report to someone other than the CEO and President). The Company shall use commercially reasonable efforts to provide Executive such information in its control as is necessary for Executive to perform her duties as Chief Financial Officer. The Company (i) acknowledges that it currently carries directors’ and officers’ liability and other customary insurance coverages, which, in the Company’s judgment, is appropriate for its business and (ii) shall use its commerically reasonable efforts to have Executive covered under the directors’ and officers’ insurance policy and other insurance policies currently, and in the future, maintained by the Company for itself, its subsidiaries and affiliates, and for its and their directors and officers in such amounts and with such coverage as the Company deems commercially reasonable. The Company will use commercially reasonable efforts to maintain such insurance coverage during the period in which Executive is employed by the Company and for a commercially reasonable time thereafter.

b.	Other Positions. The Executive shall hold such other positions and executive offices with the Company and/or of any of the Company’s subsidiaries or affiliates as may from time to time be authorized by the Board. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Employment Period in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Compensation Committee specifically approves such additional compensation.

c.	Devotion to Employment. Except for vacation time taken in accordance with the Company’s vacation policy in effect from time to time and in accordance with the terms of this Agreement and for absences due to temporary illness, the Executive shall be a full-time employee of the Company and shall devote full time, attention and efforts during the Employment Period to the business of the Company and the duties required of her in her position. During the Employment Period, the Executive shall not be engaged in any other business activity which, in the reasonable judgment of the Board or its designee, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

3.	Compensation; Reimbursement.

a.	Base Salary. For the Executive’s services, the Company shall pay to the Executive an annual base salary of not less than $300,000.00 per annum, payable in equal periodic installments according to the Company’s customary payroll practices, but no less frequently than monthly. The Executive’s base salary shall be subject to review annually by the Compensation Committee and shall be subject to increase at the option and sole discretion of the Compensation Committee.

b.	Bonus. The Executive shall be eligible to receive at the sole discretion of the Compensation Committee, an annual cash bonus of up to an additional 30% of the Executive’s base salary. In addition, the Executive may be eligible for additional bonuses at the option and sole discretion of the Compensation Committee based upon the achievement of certain pre-determined performance milestones. Executive acknowledges that she was paid a signing bonus of $25,000 (less applicable tax withholdings) shortly after commencement of employment with the Company, and if she resigns her employment with the Company for any reason other than for “Good Reason” or the Company terminates her employment for “Cause” (as defined below), in either circumstance prior to November 7, 2012, she will promptly repay the signing bonus in full (and the Company shall have the right to deduct such amount from any other monies otherwise payable to Executive).

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c.	Benefits Generally.

i.	In addition to the salary and cash bonus described above, the Executive shall be entitled during the Employment Period to participate in such employee benefit plans and programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time made available by the Company generally to employees of the level, position, tenure, salary, age, health and other qualifications of the Executive including, without limitation, medical, dental and vision insurance coverage for the Executive and the Executive’s dependents, disability, death benefit and life insurance and pension plans.

ii.	Without limiting the generality of the foregoing, the Executive shall be eligible for such awards, if any, including stock and stock options under the Company’s 2007 Long-Term Incentive Plan or such other plan as the Company may from time to time put into effect as shall be granted to the Executive by the Compensation Committee or other appropriate designee of the Board acting in its sole discretion.

iii.	The Executive acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefit plan and participation by the Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

iv.	Executive acknowledges that she has received a non-qualified stock option to purchase up to 170,000 shares of the Company’s common stock at an exercise price of $1.59/share under the Company’s 2007 Long-Term Incentive Plan, which option was immediately vested as to 20,000 shares on the date of grant and as to which the remaining 150,000 shares will vest at a rate of 25% per year starting on the first anniversary of the date of grant

v.	Executive acknowledges that she has received a restricted share grant of 20,000 shares of Company common stock under the Company’s 2007 Long-Term Incentive Plan, which grant vests at a rate of 33 1/3rd% per year starting on the first anniversary of the date of grant.

vi.	The last sentence of Section 5 of the November 7, 2011 Nonqualified Stock Option Grant for 170,000 shares (the “November 2011 Option Agreement”) to the Executive is hereby amended to read in full as follows:

“If the Option is continued and remains effective, or is assumed or substituted pursuant to clauses (i) or (ii) of this Section 5, and the Participant’s employment is terminated by the Company (or by the entity assuming this option agreement) within one year following the date of the Change of Control Event for any reason other than on account of cause, or the Participant terminates her employment for “Good Reason” (as defined in the Employment Agreement, dated February 7, 2012) within one year following the date of the Change of Control Event, the Option shall become fully vested and shall remain exercisable for 90 days after such termination of employment.”

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vii.	The following is added to the end of Section 2 of the November 7, 2011 Restricted Stock Agreement for 20,000 shares (the “November 2011 Restricted Share Agreement”):

“If the Grantee’s employment is terminated by the Company (or by the entity assuming this restricted share agreement) within one year following the date of a Change of Control Event for any reason other than on account of cause, or the Grantee terminates her employment for “Good Reason” (as defined in the Employment Agreement, dated February 7, 2012) within one year following the date of the Change of Control Event, the unvested Restricted Stock shall become fully vested.”

viii.	The provisions of the November 2011 Option Agreement and the November 2011 Restricted Share Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, estate, legal representatives and successors of the parties hereto in accordance with the terms set forth in those agreements.

d.	Vacation. The Executive shall be entitled to 20 days of vacation in each calendar year.

e.	Expenses. The Company shall reimburse the Executive in accordance with the practices in effect from time to time for other officers or staff personnel of the Company for all reasonable and necessary business and travel expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of the Executive’s duties hereunder, upon presentation by the Executive to the Company of appropriate supporting documentation.

f.	Perquisites. The Executive shall be entitled to those perquisites as the Company shall make available from time to time to other executive officers of the Company, which shall include, without limitation, the costs for Executive’s use of a cellular telephone and personal digital assistant to the extent such equipment is used for business purposes.

4.	Death; Disability. In the event that the Executive dies or is incapacitated or disabled by accident, sickness or otherwise, so as to render the Executive mentally or physically incapable of performing the services required to be performed by the Executive under this Agreement for a period that would entitle the Executive to qualify for long-term disability benefits under the Company’s then-current long-term disability insurance program or, in the absence of such a program, for a period of 120 consecutive days or longer if so provided by the Americans with Disabilities Act (such condition being herein referred to as a “Disability”) then (i) in the case of the Executive’s death, the Executive’s employment shall be deemed to terminate on the date of the Executive’s death and (ii) in the case of a Disability, the Company, at its option, may terminate the employment of the Executive under this Agreement immediately upon giving the Executive notice to that effect. The determination to terminate the Executive in the event of a Disability shall be made by the Board or the Board’s designee. In the case of a Disability, until the Company shall have terminated the Executive’s employment hereunder in accordance with the foregoing, the Executive shall be entitled to receive compensation provided for herein notwithstanding any such physical or mental disability.

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5.	Termination For Cause. The Company may terminate the employment of the Executive hereunder at any time during the Employment Period for “cause” (such termination being herein referred to as a “Termination for Cause”) by giving the Executive notice of such termination, which termination shall be effective on the date of such notice or such later date as may be specified by the Company. For purposes of this Agreement, “Cause” means (i) the Executive’s willful and substantial misconduct that is materially injurious to the Company and is either repeated after written notice from the Company specifying the misconduct or is continuing and not corrected within 20 days after written notice from the Company specifying the misconduct, (ii) the Executive’s repeated neglect of duties or failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company after written notice from the Company specifying the neglect or failure to act, (iii) the Executive’s material breach of any of the agreements contained in Sections 10, 11, 12, or 13 hereof or of any of the Company’s policies, (iv) the commission by the Executive of any material fraudulent act with respect to the business and affairs of the Company, (v) the Executive’s conviction of (or plea of nolo contendere to) a crime constituting a felony, (vi) demonstrable gross negligence, or (vii) habitual insobriety or use of illegal drugs by the Executive while performing the Executive’s duties under this Agreement which adversely affects the Executive’s performance of the Executive’s duties under this Agreement.

6.	Termination Without Cause. The Company may terminate the employment of the Executive hereunder at any time without “cause” or fail to extend this Agreement pursuant to the terms hereof (such termination being herein referred to as “Termination Without Cause”) by giving the Executive notice of such termination, upon the giving of which such termination shall take effect not later than 30 days from the date such notice is given.

7.	Voluntary Termination by Executive. Any termination of the employment of the Executive by the Executive otherwise than as a result of death or Disability or for Good Reason (as defined below) shall be herein referred to as “Voluntary Termination”. A Voluntary Termination will be deemed to be effective immediately upon such termination.

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8.	Termination by Executive for Good Reason. Any termination of the employment of the Executive by the Executive for Good Reason which shall be deemed to be equivalent to a Termination without Cause. For purposes of this Agreement “Good Reason” means (i) any material breach by the Company of any of its obligations under this Agreement (including material compensation obligations under this Agreement), (ii) any material reduction in the Executive’s duties, authority or responsibilities without the Executive’s consent, (iii) any assignment to the Executive of duties or responsibilities materially inconsistent with the Executive’s position and duties contained in this Agreement without the Executive’s consent, (iv) a relocation of the Company’s principal executive offices or the Company determination to require the Executive to be based anywhere other than within 25 miles of the location at which the Executive on the date hereof performs the Executive’s duties; (v) the taking of any action by the Company which would deprive the Executive of any material benefit plan (including, without limitation, any medical, dental, disability or life insurance); or (vi) the failure by the Company to obtain the specific assumption of this Agreement by any successor or assignee of the Company or any person acquiring substantially all of the Company’s assets or liabilities; provided, however, that the Executive may not terminate the Employment Period for Good Reason unless the Executive first provides the Company with written notice specifying the Good Reason and providing the Company with 20 days in which to remedy the stated reason.

9.	Effect of Termination of Employment.

a.	Voluntary Termination; Termination For Cause. Upon the termination of the Executive’s employment as a result of the Executive’s Voluntary Termination or a Termination For Cause, the Executive shall not have any further rights or claims against the Company under this Agreement except the right to receive (i) the unpaid portion of the base salary provided for in Section 3(a) hereof, computed on a pro rata basis to the date of termination, (ii) payment of the Executive’s accrued but unpaid amounts and extension of applicable benefits in accordance with the terms of any incentive compensation, retirement, employee welfare or other employee benefit plans or programs of the Company in which the Executive is then participating in accordance with the terms of such plans or programs, and (iii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed as provided in Section 3 hereof.

b.	Termination Without Cause; Termination for Good Reason. Upon the termination of the Executive’s employment as a result of a Termination Without Cause or for Good Reason, the Executive shall not have any further rights or claims against the Company under this Agreement except the right to receive (i) the payments and other rights provided for in Section 9(a) hereof and (ii) severance payments in the form of a continuation of the Executive’s base salary as in effect immediately prior to such termination for a period of nine (9) months following the effective date of such termination. To the extent that severance payments shall be payable under this Agreement such payments shall be in consideration for and only after the Executive executes a General Release containing terms reasonably satisfactory to the Company; provided that such General Release shall not in any material way reduce the benefits to the Executive or the Company, or decrease the obligations of the Executive or the Company, under this Agreement.

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c.	Death and Disability. Upon the termination of the Executive’s employment as a result of death or Disability, neither the Executive nor the Executive’s beneficiaries or estate shall have any further rights or claims against the Company under this Agreement except the right to receive the payments and other rights provided for in Section 9(a) hereof.

d.	Forfeiture of Rights. In the event that, subsequent to termination of employment hereunder, the Executive (i) breaches any of the provisions of Sections 10, 11, 12, or 13 hereof or (ii) makes or facilitates the making of any adverse public statements or disclosures with respect to the business or securities of the Company, all payments and benefits to which the Executive may otherwise have been entitled shall immediately terminate and be forfeited, and any portion of such amounts as may have been paid to the Executive shall forthwith be returned to the Company.

10.	Disclosure of Confidential Information. The Executive shall not, directly or indirectly, at any time during or after the Employment Period, disclose to any person, firm, corporation or other business entity, except as required by law, or use for any purpose except in the good faith performance of the Executive’s duties to the Company, any Confidential Information (as herein defined). For purposes of this Agreement, “Confidential Information” means all trade secrets and other non-public information of a business, financial , marketing, technical or other nature pertaining to the Company or any subsidiary, including information of others that the Company or any subsidiary has agreed to keep confidential; provided, however, that Confidential Information shall not include any information that has entered or enters the public domain (other than through breach of the Executive’s obligations under this Agreement) or which the Executive is required to disclose by law or legal process. Upon the Company’s request at any time, the Executive shall immediately deliver to the Company all materials in the Executive’s possession which contain Confidential Information.

11.	Restrictive Covenant.

a.	Term of Restrictive Covenant. The Executive hereby acknowledges and recognizes that, during the Employment Period, the Executive shall be privy to trade secrets and Confidential Information critical to the Company’s business and the Executive further acknowledges and recognizes that the Company would find it extremely difficult or impossible to replace the Executive and, accordingly, the Executive agrees that, in consideration of the benefits to be received by the Executive hereunder, the Executive shall not, from and after the date hereof, throughout the Employment Period, and for a period of 12 months following the termination of the Employment Period (i) directly or indirectly engage in the research, discovery, development, production, marketing or sale of human therapeutics and vaccines for infectious diseases or bio chemical defense related products (or any other products or product candidates the Company may develop, in license, or acquire in the future up to the time of termination of Employee’s employment) that are competitive with those therapeutics, vaccines or other products or product candidates being researched, discovered, developed, produced, marketed or sold at the time of termination of Employee’s employment (such business or activity being herein referred to as a “Competing Business”) whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business, (ii) assist others in engaging in any Competing Business in the manner described in the foregoing clause (i), or (iii) induce other employees of the Company or any subsidiary thereof to terminate their employment with the Company or any subsidiary thereof or engage in any Competing Business or hire any employees of the Company or any subsidiary unless such persons have not been employees of the Company for at least 12 months. Notwithstanding the foregoing, Executive shall be permitted to own securities of a public company not in excess of five (5%) of any class of such securities and to own stock partnership interests or other securities of any entity not in excess of five (5%) of any class of such securities and such ownership shall not be considered to be competition with the Company. In the event Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, enforcement by the Company of the non-compete provisions set forth in clauses (i) and (ii) above shall be conditioned on the Company’s compliance with the requirements of Section 9.b. above so long as Executive executes a General Release containing terms reasonably satisfactory to the Company pursuant to Section 9.b.

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b.	Sufficient Consideration. The Executive understands that the foregoing restrictions may limit the ability of the Executive to earn a livelihood in a business similar to the business of the Company, but nevertheless believes that the Executive has received and shall receive sufficient consideration and other benefits, as an employee of the Company and as otherwise provided hereunder, to justify such restrictions which, in any event (given the education, skills and ability of the Executive), the Executive believes would not prevent the Executive from earning a living.

12.	Non-Disparagement. The Executive shall not engage in conduct, through word, act, gesture or other means, or disclose any information to the public or any third party which (i) directly or indirectly discredits or disparages in whole or in part the Company, its subsidiaries, divisions, affiliates and/or successors as well as the products and the respective officers, directors, stockholders and employees of each of them; (ii) is detrimental to the reputation, character or standing of these entities, their products or any of their respective officers, directors, stockholders and/or employees; or (iii) which generally reflects negatively on the management decisions, strategy or decision-making of these entities; provided that nothing herein shall be deemed to prohibit Executive from making a truthful statement of any kind or nature regarding the Company as part of any effort on Executive to enforce rights under this Agreement or in response to a subpoena or similar legal requirement to provide testimony. The Company’s executive officers and directors agree not to discredit or disparage the Executive to the public or any third party; provided that nothing herein shall be deemed to prohibit the Company’s executive officers or directors from making truthful statements of any kind or nature regarding the Executive as part of any effort on Company’s part to enforce rights under this Agreement or in response to a subpoena or similar legal requirement to provide testimony.

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13.	Company Right to Inventions. The Executive shall promptly disclose, grant and assign to the Company, for its sole use and benefit, any and all inventions, improvements, technical information and suggestions relating in any way to the business of the Company which the Executive may develop or acquire during the Employment Period (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith: (i) the Executive shall, without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world, and (ii) the Executive shall render to the Company, at its expense (including a reasonable payment for the time involved in case the Executive is not then in its employ), all such assistance as it may require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information.

14.	Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein.

15.	Remedies; Survival.

a.	Injunctive Relief. The Executive acknowledges and understands that the provisions of the covenants contained in Sections 10, 11, 12, and 13 hereof, the violation of which cannot be accurately compensated for in damages by an action at law, are of crucial importance to the Company, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by the Executive of the provisions of Sections 10, 11, 12, or 13 hereof, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach of this Agreement.

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b.	Survival. Notwithstanding anything contained in this Agreement to the contrary, the provisions of the Sections 3, 9 through 28 hereof shall survive the expiration or earlier termination of this Agreement until, by their terms, such provisions are no longer operative.

16.	Notices. Notices and other communications hereunder shall be in writing and shall be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company:

PharmAthene, Inc.

One Park Place, Suite 450

Annapolis, Maryland  21401

Attention: CEO

with a copy to:

Saul Ewing LLP

Lockwood Place

500 East Pratt Street, Suite 900

Baltimore, MD 21202-3171

Attention:  Harriet Cooperman, Esq.

if to the Executive to:

Linda Chang

________________

________________

________________

________________

with a copy to :

________________
________________

________________

________________

________________

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All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery, if personally delivered; on the business day after the date when sent, if sent by air courier; and on the third business day after the date when sent, if sent by mail, in each case addressed to such party as provided in this Section 16 or in accordance with the latest unrevoked direction from such party.

17.	[intentionally omitted]

18.	Binding Agreement; Benefit. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, estate, legal representatives and successors of the parties hereto (which for the avoidance of doubt shall include any person or entity acquiring substantially all of the Company’s assets or liabilities).

19.	Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland applicable to contract made and to be performed therein. Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Maryland or in Federal court located within that State. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Maryland law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing shall be deemed in every respect effective and valid personal service of process upon such party.

20.	Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

21.	Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereof. This Agreement may be amended only by an agreement in writing signed by the parties hereto. Notwithstanding the foregoing, the Confidentiality and Non-Solicitation Agreement the Executive signed upon commencement of employment with the Company shall remain in full force and effect. In the event of a conflict between the terms of the Confidentiality and Non-Solicitation Agreement and this Agreement, the terms of this Agreement shall govern. Nothing in this Agreement shall be deemed to modify the Indemnification Agreement, dated November 7, 2011, between the Executive and the Company, which agreement remains in full force and effect.

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22.	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23.	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

24.	409A Compliance. The intent of the Executive and the Company is that the severance and other benefits payable to the Executive under this Agreement not be deemed “deferred compensation” under, and shall otherwise comply with, Section 409A of the Internal Revenue Code of 1986, as amended. The Executive and the Company agree to use reasonable best efforts to amend the terms of this Agreement from time to time as may be necessary to avoid the imposition of liability under Section 409A of the Code in any manner that does not materially alter the substantive rights and obligations of the parties hereunder.

25.	Executive’s Acknowledgement. The Executive acknowledges (a) that the Executive has had the opportunity to consult with independent counsel of her own choice concerning this Agreement and (b) that the Executive has read and understands the Agreement, is fully aware of its legal effect and has entered into it freely based on the Executive’s own judgment.

26.	Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.

27.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes constitute one agreement which is binding on all of the parties hereto.

28.	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Linda Chang
Name: Linda Chang

PHARMATHENE, INC.

By	/s/ Eric I. Richman
Name: Eric I. Richman
Title: President and Chief Executive Officer

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